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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of The Pep Boys—Manny, Moe & Jack and Subsidiaries on Form S-3 of our report on the consolidated financial statements of The Pep Boys—Manny, Moe & Jack and Subsidiaries as of February 1, 2003 and February 2, 2002 and for each of the three years in the period ended February 1, 2003, dated March 13, 2003 (March 26, 2003 as to Note 14 and October 10, 2003 as to Note 15), appearing in the Current Report on Form 8-K dated October 10, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

        Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of The Pep Boys—Manny, Moe & Jack, listed in Item 15 to the Company's Annual Report on Form 10-K for the year ended February 1, 2003. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania

October 10, 2003

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INDEPENDENT AUDITORS' CONSENT